FOR IMMEDIATE RELEASE

CNA Announces Al Miralles as Executive Vice President & Chief Financial Officer

CHICAGO, February 25, 2020 - CNA today announced the appointment of Al Miralles as Executive Vice President & Chief Financial Officer, effective February 25, 2020. Miralles succeeds James Anderson, who announced his resignation from the Company to pursue other opportunities.

“I want to thank James for his contributions to CNA and his efforts in helping to build shareholder value by optimizing our financial model and strengthening our balance sheet. We wish him the best in his future endeavors,” said Dino E. Robusto, Chairman & Chief Executive Officer, CNA.

Miralles joined CNA in 2011 as Senior Vice President, Treasurer and Head of Investments. In this role, he was instrumental in developing the successful asset allocation and portfolio risk management approach CNA still employs today. In 2014, he became President of the Long Term Care business. Miralles brought an active management approach, executing on a multi-year transformation and significantly reducing the risk of this business to CNA. In early 2018, he was appointed to the role of Executive Vice President & Chief Risk Officer of CNA where he institutionalized the Enterprise Risk Management function across the business units.

Prior to joining CNA, Miralles was the Chief Financial Officer for the Investments Division of Nationwide Insurance where he led the Finance, Operations, and Strategy functions, and had financial oversight for $65 billion of assets under management. He holds a bachelor’s degree in finance from LaSalle University and an MBA from Temple University Fox School of Business and Management.

“Al has been a tremendous asset to CNA across various leadership roles and, combined with his investment and financial expertise, is an ideal successor for the CFO role,” Robusto added.

About CNA
CNA is one of the largest U.S. commercial property and casualty insurance companies. CNA provides a broad range of standard and specialized property and casualty insurance products and services for businesses and professionals in the U.S., Canada and Europe, backed by 120 years of experience and more than $45 billion of assets. For more information about CNA, visit our website at www.cna.com.

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